North America Structured Investments 1.75yr Partial Principal at Risk Capped Notes linked to EFA/SX5E The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Summary of Terms Issuer: Guarantor: Minimum Denomination: Underlyings: Pricing Date: Observation Date: Maturity Date: Participation Rate: Maximum Amount: Additional Amount: JPMorgan Chase Financial Company LLC JPMorgan Chase & Co. $1,000 iShares ® MSCI EAFE ETF (the “Fund”) and EURO STOXX 50 ® Index (the “Index”) October 26, 2023 July 28, 2025 July 31, 2025 100.00% At least $400.00 per $1,000 principal amount note* $1,000 î Lesser Performing Underlying Return î Participation Rate, provided that the Additional Amount will not be greater than the Maximum Amount If the Final Value of each Underlying is greater than its Initial Value, at maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount, which will not be greater than the Maximum Amount. If (i) the Final Value of one Underlying is greater than its Initial Value and the Final Value of the other Underlying is equal to its Initial Value or (ii) the Final Value of each Underlying is equal to or less than its Initial Value, your payment at maturity will be calculated as follows: $1,000 + ($1,000 î Lesser Performing Underlying Return) In no event however, will the payment at maturity be less than $950.00 per $1,000 principal amount note. If the Final Value of either Underlying is less than its Initial Value, you will lose up to 5.00% of your principal amount at maturity. You are entitled to repayment of at least $950.00 per $1,000 principal amount note at maturity, subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. 48134BNA7 Payment At Maturity: CUSIP: Preliminary Pricing Supplement: Estimated Value: http://sp.jpmorgan.com/document/cusip/48134BNA7/doctype/Product_Termsheet/document.pd f The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, see the hyperlink above. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. * The actual Maximum Amount will be provided in the pricing supplement and will not be less than $400.00 per $1,000 principal amount note. **Reflects Maximum Amount equal to the minimum Maximum Amount set forth herein, for illustrative purposes. The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower. Hypothetical Returns on the Notes at Maturity** Lesser Performing Underlying Performance Note Payoff at Maturity Payment at Maturity Lesser Performing Underlying Return T ota l Return on the Notes Lesser Performing Underlying Return Final Value of Lesser Performing Underlying 40.00% 65.00% 165.00 40.00% 40.00% 140.00 20.00% 20.00% 120.00 10.00% 10.00% 110.00 5.00% 5.00% 105.00 0.00% 0.00% 100.00 - 1.00% - 1.00% 99.00 - 5.00% - 5.00% 95.00 - 5.00% - 10.00% 90.00 - 5.00% - 20.00% 80.00 - 5.00% - 40.00% 60.00 - 5.00% - 80.00% 20.00 - 5.00% - 100.00% 0.00 J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

North America Structured Investments 1.75yr Partial Principal at Risk Capped Note linked to EFA/SX5E Selected Risks Ɣ Ɣ Ɣ Ɣ Ɣ The notes may not pay more than 95.00% of the principal amount at maturity. Your maximum gain on the notes is limited by the Maximum Amount. Your payment at maturity will be determined by the Lesser Performing Underlying. You are exposed to the risk of decline in the value of each Underlying. Any payment on the notes at maturity is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. No interest payments, dividend payments or voting rights. We may determine the Additional Amount for your notes if a change - in - law event occurs. The notes are subject to risks associated with non - U.S. securities. The notes are subject to currency exchange risk with respect to the Fund. The Fund is subject to management risk. The anti - dilution protection for the Fund is limited. The performance and market value of the Fund, particularly during periods of market volatility, may not correlate with the performance of the Fund's underlying index as well as the net asset value per share. The notes do not provide direct exposure to fluctuations in foreign exchange rates with respect to the Index. As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ Selected Risks (continued) Ɣ The estimated value of the notes will be lower than the original issue price (price to public) of the notes. The estimated value of the notes is determined by reference to an internal funding rate. The estimated value of the notes does not represent future values and may differ from others’ estimates. The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. Lack of liquidity : J . P . Morgan Securities LLC (who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so . The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal . Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable product supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll - free 1 - 866 - 535 - 9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com